Exhibit 10.1

SEVERANCE AGREEMENT
This Severance Agreement (this “Agreement”) is made as of the [•] day of [•], [•], by and between Buckeye Partners, L.P., a Delaware limited partnership (“BPL”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“BPLSC”), and [•](“Employee”).
WHEREAS, Employee is [•] of Buckeye GP LLC (“Buckeye GP”);
WHEREAS, pursuant to the terms of a Services Agreement, BPLSC employs and compensates certain employees on behalf of BPL and Buckeye GP, including Employee, and BPL has agreed to reimburse BPLSC for the costs and expenses incurred by BPLSC in connection with the provision of such employment and other services to Buckeye GP and BPL; and
WHEREAS, in consideration of Employee’s employment with BPLSC and his agreement to keep information of the BPL Entities (defined below) confidential and not to compete with BPL in the event Employee’s employment is terminated, BPLSC agrees that Employee shall receive the compensation set forth in this Agreement as a cushion against the financial and career impact on Employee in the event Employee’s employment with BPLSC is terminated under the circumstances described herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:
1.        Definitions.
“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
“Annual Base Compensation” shall mean the annual base salary payable to the Employee as may be determined from time to time by the Compensation Committee of the Board.
“Annual Target Bonus Opportunity” means the annual target cash bonus opportunity for which Employee is eligible for any relevant year pursuant to any BPL annual incentive compensation plan or program, as determined by the Compensation Committee of the Board.
“BPL Entities” means Buckeye GP, BPL, BPL’s operating partnerships and other subsidiaries, and BPLSC, collectively.
“Board” means the board of directors or similar governing body of Buckeye GP.
“Cause” means (i) habitual insobriety or substance abuse, (ii) engaging in acts of disloyalty to BPL or BPLSC including fraud, embezzlement, theft, commission of a felony, or dishonesty, or (iii) willful misconduct by Employee in the performance of his duties, or the willful failure of Employee to perform a material function of Employee’s duties hereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Person” shall have the same meaning as in Section 13(d) and 14(d) of the Exchange Act.
“Subsidiary” means any entity in which the BPL Entities, directly or indirectly, own at least a 50% interest or an unincorporated entity of which the BPL Entities, directly or indirectly, owns at least 50% of the profits or capital interests.
“Termination Date” means the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.
“Termination of Employment” means the termination of Employee’s employment relationship with the BPL Entities, which event shall constitute a “separation from service” under section 409A of the Internal Revenue Code.
2.        Notice of Termination. Any Termination of Employment shall be communicated by a Notice of Termination in accordance with Section 15 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific reasons for the termination, and (ii)  if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).
3.        Severance Compensation upon Termination.

(a)        Subject to the last sentence of this paragraph, Employee shall receive severance compensation as described below upon a Termination of Employment that is either:
         (i)    initiated by BPLSC for any reason other than (x) Employee’s continuous illness, injury or incapacity for a period of six consecutive months or (y) for “Cause;” or
         (ii)    initiated by Employee for “Good Reason” upon one or more of the following occurrences, subject to subsection (d) below:
(A)        any material failure of BPLSC to comply with and satisfy any of the terms of this Agreement;
(B)        any significant reduction by BPLSC or its successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the authority, duties, or responsibilities of Employee, including in connection with a sale or transfer of equity, property, or other assets of BPLSC by which BPLSC becomes a subsidiary or division of another company;
     (C)        any elimination of Employee from eligibility to participate in, or any exclusion of Employee from participation in, material or significant employee benefit plans or policies, other than an across-the-board elimination or exclusion that is applicable to all similarly-situated employees;
(D)        any material reduction in Employee’s Annual Base Compensation or any material reduction in Employee’s Annual Target Bonus Opportunity (unless such reduction in Annual Target Bonus Opportunity is made in connection with similar reductions in the bonus opportunities of Buckeye GP’s named executive officers as a group);
(E)        a transfer of Employee, without his express written consent, to a location that is more than 100 miles from Employee’s primary work location as it existed on the date of this Agreement, except for required travel substantially consistent with the Employee’s present business obligations.
In the event of a Termination of Employment described above, and subject to the last sentence of this paragraph, BPLSC shall pay to Employee, within sixty days after the Termination Date, an amount in cash, payable in a lump sum, equal to Employee’s Annual Base Compensation plus Employee’s Annual Target Bonus Opportunity for such year. Notwithstanding the foregoing, no such payment shall be made unless Employee executes, and does not revoke, a written release, substantially in the form attached hereto as Annex 1 (the “Release”), of any and all claims against the BPL Entities, BPLSC and all related parties with respect to all matters arising out of Employee’s employment by BPLSC (other than any entitlements under the terms of this Agreement or under any other plans or programs of BPLSC in which Employee participated and under which Employee has accrued or become entitled to a benefit) or the termination thereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Employee’s execution of the Release, directly or indirectly, result in Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
(b)        In the event a severance payment is made under paragraph (a) above, BPLSC will pay Employee a monthly payment on the first payroll date of each month equal to 125% of the COBRA cost of continued health and dental coverage under health and dental plans of BPLSC pursuant to section 4980B of the Internal Revenue Code, less the amount that Employee would be required to contribute for health and dental coverage if Employee were an active employee, for a period of 12 months from the Termination Date; provided, however, that this obligation shall cease upon Employee’s obtaining new employment that provides Employee with eligibility for medical benefits without a pre-existing condition limitation (such period is referred to as the “Benefit Period”). These payments will commence on BPLSC’s first payroll date after the Termination Date and will continue until the end of the Benefit Period.
(c)        If Employee incurs a Termination of Employment other than as described in Section 3(a), Employee shall receive no severance compensation under this Agreement, and this Agreement shall terminate; provided that the obligations of Employee under Sections 10, 11, 12, 22 and 23 shall continue in effect according to their terms.
(d)        In order for the Employee to resign for Good Reason as described in Section 3(a)(ii) above, the Employee must provide written notice of termination for Good Reason to BPLSC within 30 days after the event constituting Good Reason. BPLSC shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Employee’s notice of termination. If BPLSC does not correct the act or failure to act, the Employee must terminate his or her employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

4.        Other Payments. The payment due under Section 3 hereof shall be in addition to and not in lieu of accrued but not yet paid compensation and payments or benefits due to Employee under any other plan, policy or program of BPLSC, except for severance compensation as described in Section 7 below.
5.        Enforcement.
(a)        In the event that BPLSC shall fail or refuse to make payment of any amounts due Employee under this Agreement, BPL agrees to make such payment on behalf of BPLSC.
(b)        In the event that BPLSC and Employee shall disagree regarding BPLSC’s obligation to pay any amounts due Employee under Sections 3 and 4 hereof, BPLSC shall pay to an escrow agent, who shall invest such sum with interest to be paid to the prevailing party, any amount not paid under Sections 3 or 4. In such event, the parties shall engage in arbitration in the City of Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by BPLSC and one by Employee, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding, and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.
(c)        BPLSC shall pay Employee on demand the amount necessary to reimburse Employee in full for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Employee in enforcing any of the obligations of BPLSC and BPL under this Agreement subject to Employee’s duty to repay such sums to BPLSC and BPL in the event that the Employee does not prevail on any material issue which is the subject of such arbitration. If Employee prevails on at least one material issue which is the subject of such arbitration, BPLSC shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including Employee’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall equally share the fees of the American Arbitration Association. All reimbursements shall be made in accordance with section 409A of the Internal Revenue Code.
6.        No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
7.        Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the BPL Entities, and for which Employee may qualify, from the date hereof through the Termination Date; provided, however, that Employee hereby waives Employee’s right to receive any payments under any severance pay plan or similar program applicable to other employees of BPLSC or the BPL Entities.
8.        No Set-Off. Except as specifically provided for herein, the obligation of BPLSC to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the BPL Entities may have against Employee or others. Notwithstanding the foregoing, Employee agrees that payments provided for in this Agreement are subject to Employee’s compliance with the post-termination obligations set forth in this Agreement, including but not limited to those in Sections 10, 11, and 23, and BPL may seek to recover any payments made under this Agreement in the event of Employee’s breach of such Sections.
9.        Taxes. Any payment required under this Agreement shall be subject to all requirements of law with regard to the withholding of taxes, filing, making of reports and the like, and BPLSC shall use its best efforts to satisfy promptly all such requirements.
10.        Confidential Information. Employee recognizes and acknowledges that, by reason of his relationship to the BPL Entities, he has had and will continue to have access to confidential information of the BPL Entities, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the entities (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that, except as permitted in Section 24, he will not, either during or after his employment by BPLSC, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board; unless such information is in the public domain through no fault of Employee or except as may be required by law.
11.        Non-Competition.

(a)        During his employment by BPLSC and for a period of one year thereafter, Employee will not, unless acting with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as an officer, director, manager, member, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with any business or enterprise, anywhere in the world (the “Geographic Area”), that (A) competes with any material line of business of the BPL Entities, or (B) is a customer of the BPL Entities which materially contributes to any material line of business of the BPL Entities. It is recognized by Employee that the BPL Entities’ business and Employee’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. Employee also shall not, directly or indirectly, during such one-year period (i) solicit or divert business from, or attempt to convert any client, account or customer of the BPL Entities, whether existing at the date hereof or acquired during Employee’s employment nor (ii) solicit or attempt to hire any employee of the BPL Entities or any person who has been an employee of the BPL Entities at any time during the year prior to such Termination of Employment.
(b)        The foregoing restriction shall not be construed to prohibit the ownership by Employee of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.
12.        Equitable Relief.
(a)        Employee acknowledges that the restrictions contained in Sections 10 and 11 hereof are reasonable and necessary to protect the legitimate interests of the BPL Entities, that BPL and BPLSC would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to BPL and BPLSC. Employee represents that his experience and capabilities are such that the restrictions contained in Section 11 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Employee further represents and acknowledges that (i) he has been advised by BPL and BPLSC to consult his own legal counsel in respect of this Agreement, and (ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.
(b)        Employee agrees that BPL and BPLSC shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 10 or 11 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which BPL or BPLSC may be entitled. In the event that any of the provisions of Sections 10 or 11 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c)        Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 10 or 11 hereof, including without limitation, any action commenced by BPLSC for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Southern District of Texas, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15 hereof.
13.        Term of Agreement. The term of this Agreement shall continue until the effectiveness of Employee’s Termination of Employment; provided, however, that each provision of this Agreement shall remain effective until all of the obligations of each party under such provision are satisfied.
14.        Successor Company. BPL and BPLSC shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of BPL or BPLSC, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against BPL and BPLSC, as applicable, in accordance with the terms hereof, and to become jointly and severally obligated with BPL and BPLSC, as applicable, to perform this Agreement in the same manner and to the same extent that BPL or BPLSC would be required to perform if no such succession or successions had taken place. Failure of BPL and BPLSC to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, BPL and BPLSC shall mean BPL and BPLSC as hereinbefore defined and any such successor or successors to their business and/or assets, jointly and severally.

15.        Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
If to BPL or BPLSC, to:
Buckeye Partners, L.P.
Buckeye Pipe Line Services Company
One Greenway Plaza
Suite 600
Houston, Texas
Attention: General Counsel
With a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Benjamin R. Wills
If to Employee, to the most recent address on file with BPLSC or to such other names or addresses as BPLSC or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section; provided, however, that if no such notice is given by BPLSC, notice at the last address of BPLSC or to any successor pursuant to Section 14 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
16.        Section 409A.
(a)        This Agreement shall be interpreted to avoid any penalty sanctions under Internal Revenue Code section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.
(b)        Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” of a publicly traded corporation under section 409A at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board in accordance with the provisions of Section 409A and the regulations issued thereunder.
(c)        This Agreement is intended to comply with section 409A and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. For purposes of section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
17.        Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Texas without giving effect to any conflict of laws provisions.

18.        Contents of Agreement, Amendment and Assignment.
(a)        This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee, BPL and BPLSC. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by BPL or BPLSC or the Board. Any equity awards held by Employee shall be governed by the terms of the equity plan and the award agreement pursuant to which they were granted.
(b)        Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of BPLSC or any of the BPL Entities.
(c)        All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder shall not be assignable in whole or in part by the Employee.
19.        Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
20.        Remedies Cumulative; No Waiver. No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Except as provided by Section 2, no delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.
21.        Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.
22.        Defense of Claims. Employee agrees that, during a period of 36 months after the Termination Date, upon request from BPLSC, Employee will cooperate with the BPL Entities in the defense of any claims or actions that may be made by or against the BPL Entities that relate to Employee’s prior areas of responsibility, except if Employee’s reasonable interests are adverse to such entities in such claim or action. BPLSC agree to pay or reimburse Employee for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section 22. If the requirements of Employee under this Section 22 exceed ten business days, BPLSC shall compensate Employee thereafter in an amount equal to $1,000 per day.
23.        Non-Disparagement. Except as provided in Section 24, Employee agrees that, in communications with Persons other than the BPL Entities, he shall not disparage in any way, and shall always speak well of the BPL Entities, their Affiliates or respective employees, and under no circumstances shall Employee, in communications with Persons other than the BPL Entities and their Affiliates criticize or disparage any business practice, policy, statement, valuation or report that is made, conducted or published by such entities or individuals. Similarly, BPLSC, on behalf of the BPL Entities and their Affiliates, agrees to direct its officers and directors not to disparage Employee. Notwithstanding the foregoing, this Section 23 shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among the BPL Entities and their Affiliates or their respective employees, agents or representatives to the extent such communications or statements are made in the ordinary course of business or in the discharge by Employee of his duties and responsibilities on behalf of the BPL Entities. The obligations of Employee and BPLSC under this Section 23 shall continue after the termination of the employment period. Employee and BPLSC acknowledge that any violation of this Section 23 may cause irreparable injury to the other parties for which monetary damages are inadequate and difficult to compute. Accordingly, this Section 23 may be enforced by specific performance, and prospective breaches of this Section 23 may be enjoined.
24.     Government Agency Exception. Nothing in this Agreement is intended to prohibit or restrict Employee from: (i) making any disclosure of information required by process of law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the

Securities and Exchange Commission or any self-regulatory organization. In addition, this Agreement does not bar Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC.
25.     Compliance with BPL Entity Policies. Employee agrees that Employee shall be subject to any compensation clawback or recoupment policies that may be applicable to Employee as an employee of the BPL Entities, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act. Employee further agrees that Employee shall comply with all rules, regulations, policies and procedures of the BPL Entities, as in effect from time to time, including any code of conduct and insider trading policy and any rules or policies that may be adopted by the BPL Entities from time to time to restrict or prohibit actual or perceived conflicts of interest.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

BUCKEYE PARTNERS, L.P. By: Buckeye GP LLC, its general partner

By:
Name:
Title:

BUCKEYE PIPE LINE SERVICES COMPANY

By:
Name:
Title:

EMPLOYEE